Exhibit 10.2

EXECUTION COPY

DIRECTOR AGREEMENT

THIS DIRECTOR AGREEMENT (this “Agreement”), dated as of September 22, 2008, is made by and between Ladder Capital Finance LLC, a Delaware limited liability company (the “Company”), and Alan Fishman (“Director”).

WHEREAS, reference is hereby made to (i) Ladder Capital Finance Holdings, LLC (“Ladder Holdings”), a Delaware limited liability company and, as of the date hereof, the indirect owner of all of the outstanding equity securities of the Company, (ii) the Amended and Restated Limited Liability Company of Ladder Holdings, dated as of the date hereof, as such agreement may be amended and/or restated from time to time (the “Ladder Holdings LLC Agreement”), and (iii) Ladder Holdings’ 2008 Incentive Equity Plan (the “2008 Incentive Equity Plan”);

WHEREAS, for purposes of this Agreement, the term “Ladder Companies” shall mean Ladder Holdings, the Company and all of the direct or indirect subsidiaries of Ladder Holdings and the Company, whether currently existing or hereafter acquired or formed;

WHEREAS, the Company desires for Director to provide services as a member and Chairman of the board of directors of each of the Company, Ladder Holdings and certain other Ladder Companies; and

WHEREAS, the Company and Director desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Director’s provision of such services.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows.

1. Chairman Services.

(a) Term. The term of this Agreement (the “Term”) shall be the period beginning as of the date hereof and ending on the Termination Date (as herein defined). For purposes of this Agreement, the term “Termination Date” shall mean the first to occur of:

(i) the applicable termination date specified in a written notice of termination given at any time after the date hereof by Director to the board of directors of the Company and Ladder Holdings (which termination date shall be no earlier than the date such written notice of termination is delivered to the board of directors of the Company and Ladder Holdings);

(ii) the applicable termination date specified in a written notice of termination given at any time after the date hereof by the TowerBrook Majority Holders and the GI Majority Holders (as such terms are defined in the Ladder Holdings LLC Agreement) (collectively, the “Requisite Members”) to Director (which termination date shall be no earlier than the date such written notice of termination is delivered to Director); provided that any such written notice of termination must specify whether such termination is for Cause (as herein defined) (a “For Cause Termination”) or without Cause (a “Without Cause Termination”); and

(iii) the occurrence of a Sale of the Company (as such term is defined in the 2008 Incentive Equity Plan).

(b) Description of Chairman Services. During the Term, Director shall serve as a member and Chairman of the board of directors of each of Ladder Holdings, the Company as well as of any other Ladder Company as may be requested from time to time by the Company (the “Chairman Services”). Director hereby acknowledges and agrees that such position as Chairman of Ladder Holdings, the Company and any other applicable Ladder Company is not currently a position as an officer of any such Ladder Company. Upon the expiration of the Term, Director shall automatically cease to be a member and Chairman of the board of directors of Ladder Holdings, the Company and all other Ladder Companies in which Director may hold any such position.

(c) Performance of Chairman Services. Director agrees that during the Term Director shall (i) provide the Chairman Services to the best of his ability and in compliance with the written rules, regulations, policies and procedures of the Ladder Companies as shall be in effect from time to time and (ii) devote a sufficient amount of his time and attention to the Ladder Companies as is reasonably necessary to fulfill his responsibilities as Chairman of the applicable Ladder Companies, which shall include, without limitation, his attendance at, and participation in, meetings of the board of directors of the Company, Ladder Holdings as well as any other applicable Ladder Company in which Director may be a member of its board of directors.

(d) Compensation. In full consideration of Director’s provision of the Chairman Services, Director shall be paid an annual fee of $300,000 (the “Fee”) during the Term. The Fee shall be paid by the Company or, at the election of the Company, by Ladder Holdings or any other Ladder Company, in equal installments monthly in arrears as soon as practicable following the last day of each calendar month during the Term; provided, that with respect to the payment of the Fee to be made for the calendar month in which the Term ends, such payment shall be made as soon as practicable following the end of the Term. The portion of the Fee payable for the calendar month in which the Term commences and the calendar month in which the Term ends shall be pro rated based on the number of days during such calendar month that the Term was in effect. Upon expiration of the Term, neither the Company nor any other Ladder Company shall have any obligation to pay to Director any Fee with respect to any time period that may occur after the expiration of the Term.

(e) Reimbursement of Expenses. The Company shall reimburse, or cause one of the other Ladder Companies to reimburse, Director for all documented reasonable travel and other out-of-pocket expenses which Director may incur in regard to his provision of the Chairman Services during the Term, which reimbursement of expenses will be in accordance with, and subject to the limitations set forth in, the applicable policies and procedures of the Ladder Companies relating to reimbursement of expenses.

(f) Cause. For purposes of this Agreement the term “Cause” shall mean (A) Director’s willful and material violation of any of the Ladder Company’s written policies and/or procedures where such policies and/or procedures (1) are reasonable, legal, and ethical and (2) have been made available to Director in writing, and in any such case, following (x) delivery by the Requisite Members to Director of a written notice which specifically identifies the manner in which the Requisite Members believes that Director has willfully and materially violated such written policies and/or procedures and (y) if such violation is capable of cure, the failure of Director to cure such violation within the thirty-day period following the delivery of such notice; (B) Director’s engagement in willful misconduct materially injurious to the financial condition of any Ladder Company; (C) Director’s material breach of any provision of this Agreement and Director’s failure to cure such breach (if such breach is capable of cure) within thirty days following delivery by the Requisite Members to Director of a written notice which specifically identifies the provision in this Agreement which the Requisite Members believe Director has materially breached and the specific conduct constituting such material breach; (D) Director having become a Defaulting Member (as such term is defined in the Ladder Holdings LLC Agreement); (E) Director’s engagement in theft, embezzlement, fraud, or material misappropriation of any Ladder Company’s property; (F) Director’s conviction by a court of competent jurisdiction of (or Director’s plea of guilty or nolo contendere to) a felony involving dishonesty or moral turpitude (excluding any motoring offense for which a non-custodial sentence is received and excluding any conviction for “driving under the influence” or “driving while intoxicated”); or (G) in connection with Director’s position as Chairman of one or more of the Ladder Companies, Director’s willful and material failure to attempt in good faith to comply with reasonable and material directions of the Board of Directors of Ladder Holdings (“Ladder Holdings Board”) that (1) have been duly approved by Ladder Holdings Board, (2) have been communicated in writing to Director, (3) are consistent with the duties and role of a chairman of a company of the nature and size of the Company and otherwise consistent with this Agreement, and (4) do not require actions that are illegal or unethical, and in any such case, following (x) delivery by the Requisite Members to Director of a written notice which specifically identifies the manner in which the Requisite Members believes that Director has willfully and materially failed to comply with such directions and (y) if such failure is capable of cure, the failure of Director to cure such violation within the thirty-day period following the delivery of such notice; provided, however, that Cause shall not exist unless such failure by Director to comply with such directions of Ladder Holdings Board is reasonably likely to cause a significant financial loss to a Ladder Company.

2. Confidentiality. Director acknowledges and aggress that the non-public information and data obtained by him during the Term concerning the business or affairs of the Ladder Companies (“Confidential Information”) are the property of the Ladder Companies. Therefore, except as may be otherwise required by law or legal process, Director agrees that, during the Term and at all times thereafter, Director shall not disclose to any unauthorized person or use for Director’s own purposes any Confidential Information without the prior written consent of Ladder Holdings Board other than in a good faith effort during the Term to promote the interests of the Ladder Companies. Director shall deliver to the Company at the expiration of the Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files and related back-ups, printouts, software, and other documents and data (and copies thereof) relating to the Confidential Information, or the business of any Ladder Company which Director may then possess or have under his control. Notwithstanding anything to the contrary in this Section 2, (i) Confidential Information shall not include: (A) information to the extent that it is or becomes generally available to the public (other than as a result of a disclosure by Director) and (B) information to the extent that it is disclosed to Director by a party or person that is not under any obligation to keep such information confidential; and (ii) if Director is required to disclose or discuss Confidential Information by order of a court of competent jurisdiction, Director may disclose such Confidential Information (provided that in such case, Director shall promptly inform the Company of such order and shall only disclose Confidential Information to the extent necessary to comply with any such court order).

3. Qualified Initial Public Offering. If a Qualified Initial Public Offering (as such term is defined in the Ladder Holdings LLC Agreement) occurs prior to the expiration of the Term, then, effective as of the occurrence of such Qualified Initial Public Offering, (i) the term “Requisite Members” as used in Section 1 hereof shall be deemed to be replaced with the phrase “board of directors of Ladder Holdings” and (ii) the term “Ladder Holdings” as used in this Agreement shall be deemed to mean the Ladder Company that is the issuer in such Qualified Initial Public Offering.

4. No Employment Relationship. The parties intend to create by this Agreement the relationship of an independent contractor and not an employer-employee relationship. Nothing in this Agreement is intended or shall be deemed to create any employment, partnership, agency or joint venture relationship between the parties.

5. Governing Law. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of New York without regard to its rules of conflicts of laws. Any claim, complaint, or action brought under this Agreement shall be brought in a court of competent jurisdiction in the State of New York, whose courts shall have exclusive jurisdiction over claims, complaints, or actions brought under this Agreement, and Company and Director hereby agree and submit to the personal jurisdiction and venue thereof.

6. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

7. Counterparts; Signature Transmission. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signatures transmitted by facsimile or electronic mail shall be binding as evidence of each party’s agreement to be bound by the terms of this Agreement.

8. Burden and Benefit. This Agreement shall be binding upon the Company and Director, and shall inure to the benefit of the Company, Ladder Holdings and Director, and, in each case, their respective heirs, personal and legal representatives, successors and permitted assigns. Director’s rights and obligations under this Agreement may not be assigned by Director and any such assignment shall be null and void.

9. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of the other provisions of this Agreement.

10. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding by and between the Company and Director with respect to the payment of any consideration to Director for his service as a member and as Chairman of any board of directors of any Ladder Company, and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

11. Waiver. Failure to insist upon strict compliance with any term, covenant, or condition of this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Director Agreement effective for all purposes and in all respects as of the day and year first above written.

LADDER CAPITAL FINANCE LLC

By:	/s/ Brian Harris
Name: Brian Harris
Title: Chief Executive Officer

/s/ Alan Fishman
Alan Fishman

Acknowledged and Agreed:

LADDER CAPITAL FINANCE HOLDINGS LLC

By:	/s/ Brian Harris
Name: Brian Harris
Title: Chief Executive Officer